EXHIBIT 5.1

September 21, 2015
Integrity Applications, Inc.
102 Ha’Avoda St.
Ashkelon 7810301, Israel

Re:	Registration Statement on Form S-8 for the Integrity Applications, Inc. 2010 Incentive Compensation Plan

Ladies and Gentlemen:

On or about the date hereof, Integrity Applications, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the offering and sale by the Company of up to 529,555 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to equity awards (“Awards”) granted or to be granted under the Company’s 2010 Incentive Compensation Plan (the “Plan”).  We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) Certificate of Incorporation and Bylaws of the Company, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained.  In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination, we are of the opinion that assuming that (i) the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to the Plan and (ii) the consideration, if any, required to be paid in connection with the issuance of underlying shares of Common Stock issued pursuant to Awards is actually received by the Company as provided in any such Award, the shares of Common Stock issued pursuant to the Plan will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the transactions covered hereby.  This opinion may not be relied upon by you for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

The opinions expressed herein are specifically limited to the laws of the State of Delaware and the federal laws of the United States of America and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely, /s/ Greenberg Traurig, LLP GREENBERG TRAURIG, LLP